UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 7, 2012

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32413
(Address of Principal Executive Offices)	(Zip Code)

(850) 588-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Chief Financial Officer

On March 7, 2012, Janna L. Connolly resigned from her position as Senior Vice President and Chief Financial Officer of The St. Joe Company (the “Company”).

(c), (e) Appointment of Chief Financial Officer

On March 8, 2012, the Company announced that Thomas J. Hoyer was appointed as Chief Financial Officer of the Company, effective as of March 19, 2012. Mr. Hoyer, age 49, has approximately 25 years of financial management experience, most recently with eDiets.com, Inc., a provider of personalized nutrition, fitness and weight-loss programs, where he served as Senior Vice President, Chief Financial Officer and Treasurer since March 2008. Mr. Hoyer was previously Chief Financial Officer of Digital Angel, Inc., a manufacturer and distributor of visual ID, radio frequency and GPS tracking products, from January 2007 through May 2007. Prior to joining Digital Angel, Inc., Mr. Hoyer spent over 20 years in the construction and construction equipment industries, most recently serving as Chief Financial Officer of NationsRent Companies, Inc., a construction equipment distribution and services company, from 2003 through 2006.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Hoyer to serve as Chief Financial Officer for a period of one year, commencing on March 22, 2012. The employment period will automatically renew for additional periods of one year, unless it is terminated at least 30 days prior to the applicable renewal date.

Pursuant to the employment agreement, Mr. Hoyer will receive an annual base salary of $270,000, which may be increased by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The employment agreement provides that, upon termination of Mr. Hoyer’s employment other than for cause or due to death or disability, or Mr. Hoyer’s resignation for good reason, Mr. Hoyer is entitled to receive (i) ratably over a 12 month period after the termination date, an amount equal to the executive’s base salary as in effect on the termination date, and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Hoyer has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Hoyer’s severance payment is subject to his execution of a separation and release agreement.

The Compensation Committee approved Mr. Hoyer’s participation in the Company’s annual incentive plan for 2012 with a target award equal to 75% of his base salary rate with a guaranty of 50% target bonus prorated based upon his first date of employment.

There is no arrangement or understanding between Mr. Hoyer and any other person pursuant to which Mr. Hoyer was appointed Chief Financial Officer. There are no family relationships between Mr. Hoyer and any of the Company’s directors and executive officers, and Mr. Hoyer is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by The St. Joe Company on March 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Kenneth M. Borick
Name:	Kenneth M. Borick
Name:	Senior Vice President, General Counsel and Secretary

Date: March 13, 2012